Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

Ingersoll Rand to Sell Majority Interest in Hussmann Stationary

Refrigerated Display Case Business to Clayton Dubilier & Rice

Maintaining full-year earnings per share from continuing operations

Swords, Ireland, August 8, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, entered into an agreement to sell a 60 percent stake in its Hussmann refrigerated display case business to the private equity firm Clayton Dubilier & Rice, LLC (CD&R).

Ingersoll Rand will receive cash proceeds of approximately $370 million at closing and will retain a 40 percent equity interest in the business. The company will use the cash to expedite its $2 billion share repurchase program which began on June 8, 2011 and expects to purchase 28 to 32 million shares by the end of 2011.

“This transaction with CD&R allows us to participate in the future success of Hussmann,” said Michael W. Lamach, chairman, president and chief executive officer of Ingersoll Rand. “CD&R is committed to ensuring a seamless transition and maximizing the long-term prospects for the business. For Ingersoll Rand, selling a portion of the Hussmann business now provides immediate value to our shareholders, as well as benefit in the future from the divestiture of our remaining interest.”

“Hussmann is a clear market leader with an outstanding reputation, a history of innovation, strong long-term customer relationships, a dedicated work force and significant manufacturing scale advantages,” said Nathan K. Sleeper, a Partner at CD&R. “These core strengths form a solid foundation from which to build an even more successful enterprise.”

Ingersoll Rand selected CD&R due to the firm’s experience with food and retail markets, and a strong emphasis on driving profitable growth. Members of its leadership team have deep and relevant experience in the refrigeration, food service and retail markets.

This transaction will have the following impact on Ingersoll Rand’s financial statements assuming a September 30 closing date:

•

The company’s ownership interest in Hussmann will be reported using the equity method of accounting for the fourth quarter of 2011 and going forward. Equity earnings will be reported in other income in continuing operations.

•	Hussmann results will be reclassified from discontinued to continuing operations for the third quarter of 2011 and all prior periods.

•	Third-quarter results from continuing operations will include an impairment charge to reflect the terms of the agreement.

The company is maintaining its 2011 full-year EPS from continuing operations guidance range of $2.90 – $3.10, excluding the impact of Hussmann impairment charges. “Due to the growing level of uncertainty in the macroeconomic environment, we are not changing our forecast to reflect additional earnings from the reclassification of Hussmann. We continue to closely monitor our order intake rates and other demand indicators to determine if we see changing conditions in end-markets in the second half of the year,” Lamach said.

Ingersoll Rand Investor Relations will discuss the transaction during a conference call and webcast today at 10:00 a.m. Eastern Time which can be accessed at the company’s website: www.ingersollrand.com.

# # #

About Ingersoll Rand

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® —work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

About Clayton, Dubilier & Rice, LLC

Founded in 1978, Clayton, Dubilier & Rice is a private equity firm with an investment strategy predicated on producing superior financial returns through building stronger, more profitable businesses. The Firm’s partners and advisors include a combination of skilled investment decision-makers and seasoned corporate leaders from global businesses such as ABB, Allstate, BAE, BBA, BTR, Disney, Dow, Eaton Vance, Emerson Electric, Gap, GE, IBM, Procter & Gamble, Tesco, Unilever and Williams,

among others. Since inception, CD&R has managed the investment of approximately $16 billion in 49 U.S. and European businesses with an aggregate transaction value of approximately $80 billion. For more information, please visit www.cdr-inc.com.

This news release includes “forward-looking statements”, which are any statements that are not historical facts, including statements that may relate to 2011 full year EPS from continuing operations guidance and financial outlook, the timing of the proposed transaction and the impact of the transaction on the company’s financial statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended June 30, 2011 and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of Ingersoll Rand’s incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. The company assumes no obligation to update these forward-looking statements and investors are cautioned not to place undue reliance on any forward-looking statements.